EXHIBIT 10.6

August 2, 2004

Mark Miller

41087

RE:  Employee Intellectual Property and Confidentiality Agreement

Sabre Holdings operates in a highly competitive marketplace, where our unique knowledge, expertise and innovation give us a distinct advantage over our competitors.  Going forward, in order to maintain this competitive advantage, protect our intellectual property and ensure our long-term success, an agreement containing slightly revised intellectual property and confidentiality provisions, and new provisions restricting unfair competition (the “Agreement”), will be a condition of employment for Sabre Holdings subsidiaries (collectively referred to the “Company”) in the United States.

As a member of the Company’s Executive Team, the Agreement’s restrictions on unfair competition (often referred to as a non-compete) will prohibit you from working for or assisting a “Competing Business” for twelve (12) months following the last day of your employment with the Company (the “Non Compete Term”). The term “Competing Business” is specifically defined in the Agreement and a list of current examples is attached.  The list is comprised of those companies similar in nature or purpose to those of current Company business unit(s) or subsidiary(ies).  However, as our business and the businesses of others evolve over time, our list of competitors may also change.  As a result, the list will periodically be updated and a current copy maintained by Employee Relations.  You may request a copy of the list from Employee Relations at any time.

As a benefit for accepting the Agreement, if your employment is involuntarily terminated and the termination is not for Cause (as defined by the Sabre Inc. Severance Plan), and as long as you are eligible for severance pursuant to the policy, plan or written agreement applicable to you, to the extent the number of weeks of severance pay for which you are eligible is less than the 12 month Non-Compete Term, you shall receive a  non-compete payment equal to one week’s base pay for each week between when your severance pay expires and when the Non-Compete Term expires.

You are asked to execute and return the Agreement to Bob Baglio by August 20, 2004.  As a reminder, accepting the Agreement is a condition of continued employment and the terms of the Agreement are non-negotiable.  Should you elect to decline the terms of the Agreement, that decision will result in termination for Cause, and you will not be eligible for any severance payment or subsidized medical benefits.

Requiring our executives to sign a Employee Intellectual Property and Confidentiality Agreement protects you, our employees and our future in the event someone leaves.

Sincerely,

cc:  Personnel File

Employee #:
Name:

employee intellectual property and confidentiality agreement

As an employee of the Company(1), I acknowledge that I will have access to and use of Confidential and Proprietary Information, and will receive specialized training from the Company. In consideration of these, other benefits, and compensation, I, together with the Company (collectively, the “Parties”), agree as follows:

I.  Confidentiality and Business Interest Obligations

A. Company Authorization.

Upon the effective date of this Agreement, the Company will provide me with access to certain new Company Confidential and Proprietary Information and/or copies of certain Company Confidential and Proprietary Information.  This paragraph I(A) is not dependent on continued employment for any particular length of time, but is dependent upon, and provided in exchange for, my full compliance with the restrictions in paragraphs I(B), I(C) and Section II below.

B. Employee Confidentiality.

1.               I agree that, during and after my employment, I will (a) hold all Confidential and Proprietary Information in the strictest confidence, whether specifically marked as confidential or not, and use all reasonable precautions to ensure that it is properly protected and kept from unauthorized persons, and  (b) not disclose it or any part of it, except as, and only to the extent, necessary to carry out my responsibilities as an employee of the Company, subject to a valid non-disclosure agreement or with the prior written consent of a duly authorized officer of the Company other than me.

2.               I agree that, during and after my employment, I will not use any Confidential and Proprietary Information for my own benefit or the benefit of any third party.

3.               I agree that during my employment I will maintain records on current and prospective Company customers, suppliers and other business relationships that I develop or help to develop, and I acknowledge that such records are Confidential and Proprietary Information.

4.               I agree that during my employment I will use the goodwill and contacts developed with the Company’s customers and suppliers for the exclusive benefit of the Company.

5.               I agree that during my employment I will not use or disclose to the Company any confidential or proprietary information or trade secrets belonging to my former employers or other third parties.  I will not bring onto the premises of the Company any documents, materials, or any other property

(1)  Capitalized terms used in this Agreement and not otherwise defined in the text shall have the meanings assigned to such terms in Section III(E) below.

belonging to my former employers or other third parties to which I owe an obligation of confidentiality.

6.               I agree that upon termination of my employment, I will deliver to the Company as its sole property all materials and other things containing or relating to Confidential and Proprietary Information and all personal property furnished to or prepared by me in course of, or incident to, my employment.

7.               I represent and warrant that I am under no obligation (such as a non-competition agreement) to a former employer or any other party affecting my ability: (a) to perform the terms of this Agreement; (b) to be employed by the Company; or (c) to otherwise perform services for the Company.

C.  Creations and Proprietary Rights.

1.               I agree and acknowledge that all right, title and interest with respect to all Creations and any and all related Proprietary Rights (including all Rights to Use) shall solely vest in, inure to the sole benefit of, and be the sole property of, the Company without any limitation.  I agree and acknowledge that all Creations shall be considered works made for hire and works produced in the service of the Company within the scope of my employment.

2.               If, notwithstanding the foregoing, I retain any right, title or interest with respect to any Creations or any related Proprietary Rights, I hereby assign, transfer and convey, and agree to assign, transfer and convey, to the Company, without any limitations or any additional remuneration, all such right, title and interest. (2)  The rights assigned, transferred and conveyed hereunder shall include, without limitation, all Rights to Use.

3.               If, notwithstanding the foregoing, I retain any right, title or interest with respect to any Creations or any related Proprietary Rights, or to the extent any of the rights, title and interest in and to any Creations or any related Proprietary Rights cannot be assigned by me to the Company, I hereby grant, and agree to grant, to the Company, without any limitations or any additional remuneration, the worldwide, exclusive, perpetual, irrevocable, royalty-free, transferable, freely sublicenseable (through multiple tiers of sublicensees), right and license under all my right, title and interest with respect to such Creations, any other Technology that is the subject of, embodies or uses, or is made using, any Proprietary Rights relating to such Creations, and any and all related Proprietary Rights, including all Rights to Use.

4.               I will maintain adequate and current written records of all Creations, and the creation, making, conception, invention, discovery, development, reduction to practice or suggestion thereof.  The records will be in the form of notes, sketches, drawings and/or any other format specified by the Company.  Such records will be available to, and remain the sole property of, the Company.  I hereby authorize the Company to publish the Creations and any other Technology that is the subject of, embodies or uses, or is made using, any Proprietary Rights relating to the Creations, in the

(2) FOR CALIFORNIA EMPLOYEES ONLY: I acknowledge and understand that nothing in this Agreement shall be construed to assign or offer to assign any of my rights in any invention which qualifies fully under the provisions of California Labor Code Section 2870(a): “Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Creations and such other Technology or my relationship thereto.

5.               If at any time, including after termination of my employment, the Company requests my signature or other cooperation regarding any Creations, I will fully cooperate with the Company.  I will provide assistance at the request of the Company to obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the rights, title and interests assigned, transferred, conveyed, or licensed (or intended to be assigned, transferred, conveyed, or licensed) to the Company under this Agreement, or otherwise carry out the intent and accomplish the purposes of this Agreement.  Such cooperation and assistance shall include, without limitation, any execution of an assignment, transfer, conveyance, license or waiver of, or any covenant not to institute, support, maintain or permit any action or assert any, rights, and cooperation and assistance in any proceedings before any government authorities or other legal proceedings, including being named a party for purposes thereof.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, I hereby appoint the Company as my attorney-in-fact (which appointment is coupled with an interest), with full power of substitution and delegation, with the right (but not the obligation) to perform any such acts and to execute, acknowledge and deliver any such documents on my behalf, provided that the Company shall not exercise such right unless I fail to perform such act or execute, acknowledge or deliver such document within five (5) business days after the Company’s written request therefor.  I will not independently file or prosecute any patent or copyright application relating to any Creation unless I have the prior written consent of an officer or an attorney of the Company.

6.               I represent and warrant that I have identified on Schedule A of this Agreement any and all Technology and all related Proprietary Rights conceived, developed, created, made, or reduced to practice by me, either alone or with others, prior to my employment with the Company, that relate to the business in which the Company is, has been, or reasonably can be expected to become, involved and that I claim to own or in which I claim to have an interest or right.  I do not and will not claim that prior to my employment I owned any right, title or interest in or to any Technology or any related Proprietary Rights that relates to the business in which the Company is, has been, or reasonably can be expected to become, involved, not specifically listed on Schedule A of this Agreement.

7.               Despite the foregoing provisions of this Section I(C), if I believe that I am entitled to ownership of any Creation and/or Proprietary Rights related thereto, conceived, developed, created, made or reduced to practice by me, either alone or with others, during my employment with the Company, I will promptly notify an officer of the Company in writing.  The Company will consider my position, but the Company will have no obligation to give me any ownership of or benefit from any Creation and/or Proprietary Rights related thereto.

II.  Protective Covenants

I agree that the covenants below are reasonable and necessary agreements for the protection of legitimate business interests of the Company covered in the fully enforceable, ancillary agreements of the Parties, including but not limited to those set forth in Section I above. I agree that I will not in any proceeding, deny the reasonableness of, or assert the unreasonableness of any portion of the covenants below. I acknowledge that complying with the covenants below will not preclude me from engaging in a lawful profession, trade or business, or from becoming gainfully employed.  I further acknowledge that the covenants below are separate and distinct obligations under this Agreement and that the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the covenants below.

A.  Competing Business/Covered Customer.

As used herein, “Competing Business” means any person, corporation, partnership, limited liability company or other entity that engages in activities so similar in nature or purpose to those of the Company business unit(s) or subsidiary(ies) for which I worked or serviced within the last twenty-four (24) months of my employment with the Company, such that they would displace business opportunities, customers or suppliers of such business unit(s) or subsidiary(ies).  Lists of current examples of direct competitors of each Company business unit and subsidiary are maintained by the Employee Relations department and will be furnished upon my request.  “Covered Customer” means those entities and/or persons (customers or suppliers) that have a continuing business relationship or prospective business relationship with the Company and that did business with the Company within the last twenty-four (24) months I was with the Company and that I either: (a) received or handled Confidential and Proprietary Information about; (b) had contact with; or (c) supervised others who had contact with.

B.  Restriction on Interfering with Employee Relationships.

I agree that during employment with the Company, and for a period of twenty-four (24) months following the termination of my employment with the Company, I will not, either directly or indirectly, participate in hiring or attempting to hire away a Company employee or contractor, or induce or encourage any employees or contractors of the Company to terminate their relationship with the Company, without prior written consent of a Company officer.

C.  Restriction on Interfering with Customer and Supplier Relationships.

I agree that during employment with the Company, and for a period of twelve (12) months following the termination of my employment with the Company, I will not, directly or indirectly, encourage or induce any Covered Customer to stop or reduce business done with the Company, or call on, service, or solicit a Covered Customer on behalf of a Competing Business, without prior written consent of a Company officer.  The Parties stipulate that this restriction is inherently limited to a reasonable geography because it is limited to the places or locations where the Covered Customer is located at the time.

D.  Restriction on Unfair Competition.(3)

I agree that during employment with the Company, and for a period of twelve (12) months following the termination of my employment with the Company, I will not work for or assist a Competing Business in any capacity (as employee, consultant, contractor, officer, director, investor, agent, or otherwise) that would involve: (i) the same or substantially similar functions or responsibilities to those I performed for the Company; or (ii) supervision over the same or substantially similar functions or responsibilities.  This restriction is limited to business activities within North America and Europe. These restrictions do not prohibit ownership of securities in widely held corporations that are quoted and sold on the open market.  The Parties stipulate that the foregoing is enforceable, reasonable, and necessary to protect the Company’s legitimate business interests such as goodwill, trade secrets and confidential information.

(3) This paragraph II(D) does not apply to California employees.

E.  Survival of Restrictions.

I will advise any future employer of the foregoing restrictions before accepting new employment.  Each restriction set forth in this Section II shall survive the termination of my employment with the Company.  If I fail to comply with the timed restrictions in this Agreement, the restrictive time periods provided for will be extended by one day for each day I am found to have failed to have complied up to a maximum of  twenty-four (24) months.

F.  Early Resolution Conference.

During my employment with the Company, and for a twelve (12) month period thereafter, I agree to: (i) give the Company written notice at least fifteen (15) business days prior to commencing work for a Competing Business; (ii) provide the Company with sufficient information about my new position for the Company to determine whether such position would be likely to lead to a violation of this Agreement; and (iii) participate in an early resolution conference in a good faith effort to resolve any disputes between the Parties within fifteen (15) business days of providing the Company the required notice.

III.  General Provisions

A.  Assignment and Severability.

I acknowledge and agree that my obligations hereunder are personal, and that I shall have no right to assign, transfer or delegate and shall not assign, transfer or delegate or purport to assign, transfer or delegate this Agreement or any of my rights or obligations hereunder.  This Agreement shall bind my heirs, executors, administrators, legal representatives and assigns and shall remain in effect in the event I am transferred to any affiliate of the Company.  This Agreement shall be deemed assigned to such affiliate as of my first day of employment with such affiliate.  This Agreement shall remain in effect for the benefit of any successor or assign of the business of the Company, and shall inure to the benefit of such successor or assign.

If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

B.  Governing Law and Dispute Resolution.

The laws of the State of Texas shall govern the construction, interpretation and enforcement of this Agreement.  The Parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved by binding arbitration, in which Employee has the right to be represented by counsel.  The Parties agree to submit any such claim, dispute or controversy, within thirty (30) business days following service of notice of the same by one party on the other, to the Judicial Arbitration and Mediation Services (JAMS), in Dallas, Texas, for prompt resolution pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  All rights, remedies and defenses applicable to claims asserted in a court of law will apply in the arbitration, including but not limited to, the revision to the maximum extent legally allowed to protect the Company’s interest of any restriction on Employee deemed unenforceable.  The decision of the arbitrator shall be final and binding upon the Parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction.  The Parties shall bear their own attorneys’ fees, and shall bear equally the expenses of the arbitral proceedings, including without limitation the fees of the arbitrator.  Notwithstanding the foregoing, either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in the Federal or state courts in Tarrant County, Texas, to protect common law or contractual trade-secret or Confidential and Proprietary Information rights and to prevent unfair competition, until such time as an arbitration of all issues of final relief regarding same can be conducted.  Employee hereby irrevocably consents to personal jurisdiction and venue in Tarrant County, Texas for any such action and agrees that One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if the Company seeks an injunction.

C.  Entire Agreement, Resolution of Rights and Waiver.

This Agreement, including Schedule A, is an amendment or novation by the Parties with respect to all prior and contemporaneous correspondence, negotiations, agreements and understandings among the Parties, both oral and written, regarding the subject matter hereof, and is entered into to fully settle and resolve any: (i) potential uncertainties regarding the Parties rights pursuant to Confidential and Proprietary Information entrusted to me by the Company in the past; and (2) past agreements or understandings concerning this information and the restrictions necessary to protect it.  This Agreement, including Schedule A, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof. I agree that the Confidential and Proprietary Information that I received, handled or developed while employed by the Company in the past are protected by and covered by the restrictions et forth in Sections I(B), (C) and II(B), (C) and (D) above and waive any claim to the contrary.  I acknowledge that the Company has not made, and that I have not relied upon, any representations or warranties concerning the subject matter of this Agreement other than those expressly set forth herein, if any.  This Agreement may be amended only by written agreement signed by a duly authorized officer or attorney of the Company other than me.  The waiver of any rights under this Agreement in any particular instance, or the failure to enforce any provision of this Agreement in any particular instance, shall not constitute a waiver or relinquishment of the right to enforce such provision or enforce this Agreement generally.

D.  Duty to Read.

I acknowledge that I have read and I understand this Agreement.  I further agree that the Company would not have allowed me access to and use of Confidential and Proprietary Information, would not have provided me with the authority to develop and use goodwill of the Company and would not have provided me with specialized training without my acceptance of this Agreement.

E.  Definitions.

“Company” means Sabre Inc., its predecessors, successors, assigns, and any of its parents, subsidiaries (including, but not limited to GetThere, Travelocity and Site59), affiliates, divisions, related or joint venture companies, or other companies or organizations controlled by, controlling, or under common control with it.

“Confidential and Proprietary Information” means all information of business or competitive value to the Company that is not generally known to the public and that is disclosed to or received by me, or invented, conceived, developed, created, made, or reduced to practice by me, in the course of my employment with the Company, including but not limited to Technology, architecture, analyses, business plans, collections and compilations of information, computer programs, concepts, creations, current and/or prospective customer, supplier or other business relationship lists, records or other information, data, designs, devices, discoveries, documentation, drawings, employee salaries and other information, financial and sales information, flow charts, forecasts, formulae, hardware and hardware configurations, ideas, improvements, know-how, manuals, methods, notes, operating procedures, patterns, processes, projections, protocols, records, screen displays, software, specifications, studies, strategies, structures, surveys, system designs, techniques, tolerances, and all information obtained by the Company with a duty of confidentiality to third parties.

“Creations” means any and all Technology that (i) is created, made, conceived, invented, discovered, developed, reduced to practice or suggested by me, alone or together with others, at any time during my employment by the Company or, whether during or within a reasonable time after my employment with the Company, otherwise in connection with my activities as an employee of, or based upon any Confidential and Proprietary Information or Proprietary Rights of, the Company, and (ii) relates in any manner to the actual or reasonably anticipated business, research, development or other activities of the Company, or were created, made, conceived, invented, discovered, developed, reduced to practice or suggested using the Company’s equipment, supplies, facilities, or Proprietary Information.  Creations shall not include Technology expressly set forth on Schedule A.

“Proprietary Rights” means, throughout the world, any and all (i) copyrights, database rights and all other rights associated with works of authorship (including computer programs), creations or performances, whether published or unpublished, (ii) rights with respect to trade secrets and know-how, (iii) patents and related rights, inventor’s certificates, design rights, industrial design rights, utility model rights, (iv) trademark, service mark and trade dress rights and other rights relating to source or indicia of origin, and (v) any and all other intellectual property, industrial property, and other proprietary rights, together with (a) all rights related to any of the foregoing, including, without limitation, rights with respect to applications and filings for any of the foregoing, rights with respect to registrations or renewals of any of the foregoing, and rights to apply for, file, register, establish, maintain, extend or renew any of the foregoing, (b) all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued, including, without limitation, the right to enforce and protect any of the foregoing, including to bring legal actions against any party for all past, present and future infringements, misappropriations or other violations of or relating to any of the foregoing and to settle, and collect and retain the proceeds from, any such actions, and (c) all rights to transfer and grant licenses, sublicenses (through multiple tiers of sublicensees) and other rights with respect to any and all of the foregoing in Company’s sole discretion.

“Rights to Use” means (i) all rights to publish, copy, reproduce, adapt, modify, translate, prepare derivatives based upon, distribute, rent, lease, lend, transmit, broadcast, publicly perform, publicly display, otherwise communicate or make available to the public, record, store on any medium, make, use, sell, offer for sale, have sold, import, have imported, practice any method in connection with and otherwise use or exploit for any purpose, throughout the world, by any and all means and in any form or medium whatsoever, the Creations and any other Technology that is the subject of, embodies or uses, or is made using, any Proprietary Rights relating to the Creations and any improvements thereof, and (ii) all rights to transfer and grant licenses, sublicenses (through multiple tiers of sublicensees), and other rights with respect to any and all of the foregoing rights, and to authorize any third party to exercise any of the foregoing rights, in the Company’s sole discretion.

“Technology” means all materials, information (technical and non-technical), ideas (whether or not protectable under trade secret laws) and other subject matter, including, without limitation, works of authorship and other creations; information fixed in any tangible medium of expression (whether or not protectable under copyright laws); inventions (whether or not protectable under patent laws), invention disclosures, discoveries, developments and patent applications; know-how and trade secrets; plans, designs and concepts; new or useful art; artwork, drawings, designs, diagrams, sketches and schematics; writings, reports, white papers, notebooks, memoranda and other information; marketing requirements documents; specifications, formulas, structures and other technical or engineering information; prototypes, models, systems, compositions, hardware, tools, equipment, apparatuses, instruments and other devices, products and technology; processes, methods, techniques, procedures and work in process; computer programs (in source code, object code or any other format), applications, algorithms, protocols, data and databases, programmable logic and documentation; and any copies, extracts, portions, derivatives, improvements and enhancements thereof and modifications thereto.

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SCHEDULE A

List of prior Technology and related Proprietary Rights

Title	Date	Identifying Number or Brief Description

☐  Check here if list continues on attached page

Employee First Name:	Last:	MI:

Witness First Name:	Last:	MI:

Date:

Employee signature

Witness signature